Exhibit 99.1

NEWS RELEASE

March 30, 2017	OTCQX: DPDW

DEEP DOWN REPORTS 2016 RESULTS

HOUSTON, March 30, 2017 /PRNewswire/ -- Deep Down, Inc. (OTCQX: DPDW) ("Deep Down" or the "Company"), an oilfield services company specializing in complex deepwater and ultra-deepwater oil production distribution system support services, today reported financial results for the year ended December 31, 2016.

OPERATING RESULTS

For 2016, Deep Down reported net income of $0.2 million, or $0.01 per diluted share, compared to a net loss of $1.8 million, or $0.12 loss per diluted share for 2015.

Revenues in 2016 were $25.4 million, an increase of 2% compared to revenues of $24.8 million in 2015. The increase was primarily due to work completed on a significant project for one of our customers.

Gross profit increased $1.5 million in 2016 to $9.0 million as compared to $7.5 million in 2015, and gross profit as a percentage of revenues for 2016 increased to 36%, as compared to 30% for 2015. The increase in gross profit and gross profit percentage was primarily due to increased costs incurred on prolonged fixed price project during 2015, which did not occur in 2016.

Selling, general and administrative expenses (“SG&A”) for 2016 was $9.7 million, or 38 percent of revenues.  SG&A for 2015 was $9.1 million, or 37 percent of revenues. The $0.6 million increase in SG&A was due primarily to a $0.5 million increase in our legal fees and outside services incurred in order to protect our intellectual property, corporate integrity and human resource policies, as well as preparing for arbitration on a disputed contract.

The Company's management evaluates its financial performance based on a non-GAAP measure, Modified EBITDA, which consists of earnings (net income or loss) available to common shareholders before net interest expense, income taxes, depreciation and amortization, and other non-cash and non-recurring charges.

Modified EBITDA increased $0.3 million from $0.7 million in 2015 to $1.0 million in 2016. This was primarily due gross profit before depreciation increasing $1.3 million in 2016 as compared to 2015, due primarily to improving cost controls around our service and production activities. The increase in gross profit was offset by SG&A before share-based compensation of $0.7 million in 2016 as compared to 2015. The remaining EBITDA difference related to the reduced add back of interest expense in 2016.

LIQUIDITY / CAPITAL RESOURCES

At December 31, 2016, we had working capital of $12.0 million, including cash of $8.2 million. In March 2016, we paid off the RE Term Facility and the Carousel Term Facility with proceeds received from the sale of our Channelview location. Due to the expiration of our credit facility on June 30, 2016, we no longer have the requirement of a compensating balance and the $3.9 million, previously held as a compensating balance, is now available for use. As of December 31, 2016, we no longer have these credit facilities available to us. As a result of cash we expect to generate from operations, we believe we will have adequate liquidity to meet our future operating requirements.

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EXECUTIVE MANAGEMENT

Ronald E. Smith, Chief Executive Officer, stated, “In light of the challenges in the Oil and Gas industry, we are pleased with our results for the year ended December 31, 2016, and are grateful for the confidence our customers continue to place in our ability to assist them solve their problems.

“Our strategic focus on cost containment, streamlined contracting strategies, and cash management, has enabled us to continue being a preferred service provider. We believe that our size and organizational structure enable us to provide solutions for our customers within a timeframe, and at costs, expected by our customers.

“While our current backlog of our core products and services is $23 million, interest in our services for non oil and gas applications continues to increase. We have been approached by various academic and scientific organizations to partner with them as they develop new deepwater technologies for other industries. As a result of the positive outcomes of our initial activities we are optimistic about our future involvement in such initiatives.

“We believe that the Company is positioned for future success. Our balance sheet continues to strengthen, our collaborative relationships with new and existing customers continue to increase, and our workforce continues to be highly focused. We are optimistic about both near-term and long-term prospects for the Company, and intend to continue to focus on what we do best, even as we pursue new opportunities.”

About Deep Down, Inc.

Deep Down, Inc. is an oilfield services company serving the worldwide offshore exploration and production industry. Deep Down's proven services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads (LSFL), installation buoyancy, ROVs and tooling, marine vessel automation, control, and ballast systems. Deep Down supports subsea engineering, installation, commissioning, and maintenance projects through specialized, highly experienced service teams and engineered technological solutions. The company's primary focus is on more complex deepwater and ultra-deepwater oil production distribution system support services and technologies, used between the platform and the wellhead. More information about Deep Down is available at www.deepdowncorp.com.

Forward-Looking Statements

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

For Further Information

Investor Relations

Casey Stegman

casey@stonegateinc.com

Stonegate Inc.

972.850.2001

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DEEP DOWN, INC.

SUMMARY FINANCIAL DATA

(in thousands, except per share amounts)

	Year Ended
	December 31,
	2016	2015
Results of operations data:
Revenues	$25,384	$24,848
Cost of sales	16,367	17,301
Gross profit	9,017	7,547
Total operating expenses	9,869	9,318
Operating loss	(852)	(1,771)
Total other income (expense)	1,036	(34)
Income (loss) before income taxes	184	(1,805)
Income tax expense	(20)	(36)
Net income (loss)	$164	$(1,841)

Net income (loss) per share
Basic	$0.01	$(0.12)
Fully diluted	$0.01	$(0.12)

Weighted-average shares outstanding:
Basic	15,520	15,104
Fully diluted	15,520	15,104

Modified EBITDA data:
Net income (loss)	$164	$(1,841)
Less gain on sale of assets	(1,070)	–
Add back interest expense, net	34	247
Add back income tax expense	20	36
Add back depreciation and amortization	1,532	1,704
Add back share-based compensation	344	516
Modified EBITDA	$1,024	$662

Cash flow data:
Cash provided by (used in):
Operating activities	$5,614	$2,475
Investing activities	1,644	(620)
Financing activities	571	(2,893)

	December 31, 2016	December 31, 2015
Balance sheet data:
Cash	$8,203	$4,274
Short-term investment (certificate of deposit)	1,005	–
Current assets	17,094	16,823
Current liabilities	5,127	4,955
Working capital	11,967	11,868
Total assets	28,429	28,538
Total debt	–	2,747
Total liabilities	5,127	4,955
Stockholders' equity	23,302	23,583

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